Consent of Independent Registered Public Accounting Firm

The Boards of Directors/Trustees

Legg Mason Partners Sector Series, Inc.

(formerly Smith Barney Sector Series, Inc.)

and

Legg Mason Partners Investment Trust

(formerly Smith Barney Investment Trust)

We consent to the use of our reports for each of the funds listed below as of each of the respective fiscal year end dates listed below incorporated herein by reference.

Registrant (and Fund) Name and Fiscal Year End	Report Date

Legg Mason Partners Sector Series, Inc.
(Legg Mason Partners Technology Fund, formerly Smith Barney Technology Fund)
October 31, 2005	December 16, 2005

Legg Mason Partners Investment Trust
(Legg Mason Partners Large Cap Growth Fund, formerly Smith Barney Large Capitalization Growth Fund)
November 30, 2005	January 20, 2006

We also consent to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus on Form N-14.

KPMG LLP

/s/ KPMG LLP

New York, New York

September 22, 2006